Exhibit 99.1


                    PHOTRONICS, INC. AND SUBSIDIARIES

             SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

                           TABLE OF CONTENTS


Management's Discussion and Analysis of
Financial Condition and Results of Operations

Independent Auditors' Report

Report of Independent Accountants

Supplementary Consolidated Balance Sheets at
April 30, 2000 (unaudited), October 31, 1999
and November 1, 1998

Supplementary Consolidated Statements of
Operations for the six months ended
April 30, 2000 and May 2, 1999 (unaudited) and for the years ended October 31, 1999, November 1, 1998 and November 2, 1997

Supplementary Consolidated Statements  of
Shareholders' Equity for the six months
ended April 30, 2000 (unaudited)
and for the years ended October 31, 1999, November 1, 1998 and November 2, 1997

Supplementary Consolidated Statements of
Cash Flows for the six months ended
April 30, 2000 and May 2, 1999 (unaudited) and for the years ended October 31, 1999, November 1, 1998 and November 2, 1997

Notes to Supplementary Consolidated
Financial Statements

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Results of Operations for the Six Months Ended April 30, 2000 and May 2, 1999 and for the Years Ended October 31, 1999,
November 1, 1998 and November 2, 1997

OVERVIEW

     On June 7, 2000, Photronics, Inc. ("Photronics" or the "Company"), completed its merger with Align-Rite International, Inc. ("Align-Rite"), an independent publicly traded manufacturer of photomasks in the United States and Europe. Under the terms of the merger agreement, each of the 4,731,232 shares of common stock of Align-Rite issued and outstanding as of June 7, 2000 was converted into .85 shares of common stock of Photronics. Cash will be paid in lieu of the issuance of any fractional shares of Photronics that would otherwise be issued. Any stock options to acquire Align-Rite common stock that had not been exercised as of June 7, 2000 became fully vested options to acquire Photronics common stock in accordance with the Merger Agreement. The transaction was accounted for as a pooling-of-interests.
The supplementary consolidated financial statements do not include estimated expenses of approximately $5.5 million relating to costs incurred in connection with this transaction. Such costs consisted primarily of fees for investment bankers, attorneys, accountants, financial printing and other related charges. These costs will be charged to income in the third quarter of fiscal 2000.

     The supplementary consolidated financial statements, the accompanying notes and this management discussion and analysis have been restated to reflect the Company's financial position, results of operations and cash flows as if Align-Rite was a consolidated, wholly-owned subsidiary of the Company for all periods presented.

      A significant portion of the changes in Photronics' results of operations over the course of the three years ended October 31, 1999 are attributable to expansion of the Company's international operations in Europe and Asia. In fiscal 1996, Photronics established its first operations outside of the United States by acquiring operations in the U.K., and in Switzerland, opening a new manufacturing facility in Singapore and acquiring a minority interest in an independent photomask manufacturer in Korea. In addition, during fiscal 1997 the Company acquired an independent photomask manufacturer in Germany. These facilities, together with the Company's U.S. facilities, comprise a global manufacturing network supporting semiconductor fabricators in the Asian, European and North American markets. As a result of the Company's globalization, revenues from foreign operations have grown to approximately 22.0% in 1999 compared to 20.8% in 1998 and 15.1% in 1997. Management believes that this trend will continue. Substantially all of the Company's consolidated Asian sales have been denominated in U.S. Dollars resulting in minimal foreign currency exchange risk on transactions in that region.

    In addition to its international expansion, on December 31, 1997, the Company acquired the internal photomask manufacturing operations of Motorola, Inc. in Mesa, Arizona, and in February 1998, commenced operations in its newly constructed Austin, Texas facility. The Company also acquired Harris Corporation's Imaging Technology Group (ITG) semiconductor business unit, a photomask manufacturer located in Melbourne, Florida on July 2, 1999. The Company's growth has also been affected by the rapid technological changes taking place in the semiconductor industry resulting in a greater mix of high-end photomask requirements for more complex integrated circuit designs.

     A cyclical slow-down experienced by the semiconductor industry began impacting the release of new integrated circuit designs to photomask manufacturers in the middle of fiscal 1998. As a result, the Company experienced weakness in photomask demand and accentuated competitive pressures, especially for more mature technologies, during the second half of fiscal 1998. During fiscal 1999, the Company continued to see a weakness in selling prices for more mature technologies, but began experiencing an increase in unit volumes and a better mix of orders for high-end technology products. The Company cannot predict the duration of such cyclical industry conditions or their impact on its future operating results.

     Both revenues and costs have been affected by the increased demand for higher technology photomasks which require more advanced manufacturing capabilities but generally command higher average selling prices. To meet the technological demands of its customers and position the Company for future growth, the Company continues to make substantial investments in high-end manufacturing capability both at existing and new facilities. The Company's capital expenditures for new facilities and equipment to support its customers' requirements for high technology products exceeded $275 million for the three years ended October 31, 1999, resulting in significant increases in operating expenses. Based on the anticipated technological changes in the industry, the Company expects these trends to continue.

RESULTS OF OPERATIONS

Net Sales

     Net sales for the six months ended April 30, 2000 increased 17.6% to $148.6 million, compared to $126.4 million for the six months ended May 2, 1999. The increase resulted primarily from an increase in new design releases, principally in the United States, coupled with an improved sales mix of high-end technology products. The first six months of 1999 reflected a downturn in the global semiconductor industry that resulted in a slow-down in new design releases and price reductions for mature products. The Company continues to see weakness in selling prices for mature technologies but has continued to benefit from its investment in high-end manufacturing capability through a mix shift towards high-end products.

    Net sales for the fiscal year ended October 31, 1999 increased 3.0% to $277.4 million, compared to $269.3 million in 1998. The increase was due to an increase in sales from Photronics' European operations, partially offset by a decrease in sales domestically and in Asia. European sales increased as a result of higher unit volume. Sales in Asia decreased primarily as a result of certain orders for Asian customers being manufactured in the United States. The domestic decrease was primarily attributable to a decrease in average selling prices on mature technologies, offset by higher unit volumes and a better mix of high-end products.

     Net sales for the fiscal year ended November 1, 1998 increased 14.4% to $269.3 million, compared with $235.5 million in the prior year. Sales from Photronics' international manufacturing operations accounted for approximately 61% of the increase. The remaining portion of the growth resulted from the new Mesa and Austin operations and increased volume from the Company's other U.S.

operations during the first six months of 1998. These increases were partially offset by pricing pressures and lower volumes in the second half of the year precipitated generally by the cyclical slow-down in the semiconductor industry.

Gross Margin

     Gross margins for the six month period ended April 30, 2000 increased to 31.9% from 28.3% for the corresponding prior year period. The gross margin increase in 2000 was attributable to a greater mix of high-end revenues, increased capacity utilization, and efficiencies realized from the Company's recent restructuring.

     Gross margins for the year ended October 31, 1999 decreased to 30.3% of sales compared to 36.6% in 1998 principally because of higher depreciation and other fixed costs incurred in anticipation of the industry's rapid move to higher-end technologies. Depreciation and amortization increased 25.9% in 1999 to $45.0 million from $35.7 million in 1998. In addition, the Company experienced higher equipment maintenance, materials and labor costs in fiscal 1999.

     Gross margins for the year ended November 1, 1998 decreased to 36.6% of sales compared to 38.4% in 1997 because of the lower sales in the second half of 1998 and higher fixed costs resulting from the strategic investments in new facilities and capital equipment. Depreciation and amortization increased 58.2% in 1998 to $35.7 million from $22.6 million in 1997. In addition, the Company experienced lower margins in the formerly captive Mesa, Arizona operation that was acquired earlier in the year.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased 10.6% to $21.2 million for the six months ended April 30, 2000, compared with $19.2 million for the six months ended May 2, 1999. As a percentage of net sales, selling, general and administrative expenses decreased to 14.3% for the six months ended April 30, 2000 compared to 15.2% for the same period in the prior fiscal year. The higher expenses were due principally to staffing and other costs associated with the Company's expansion, both domestically and internationally, including increases in information technology and communications costs.

     Selling, general and administrative expenses increased 10.7% during 1999 to $40.1 million, or 14.5% of sales, from $36.2 million, or 13.5% of sales in 1998. The increase was primarily due to growth related expenses including information systems and communications costs which were expended to ensure an infrastructure commensurate with Photronics' expansion. Other growth-related costs, including compensation and travel, also increased in 1999.

     Selling, general and administrative expenses increased 16.8% during 1998 to $36.2 million or 13.5% of sales, from $31.0 million, or 13.2% of sales in 1997 due to higher staffing costs associated with the Company's growth, including the expansion into Austin, Texas and Mesa, Arizona, as well as the full year impact of additions made in 1997, especially in Europe and Asia. Such increases were partially offset by lower incentive compensation expenses in fiscal 1998, and reduction in discretionary spending, especially in the second half of the year in response to the semiconductor industry slow-down.

Research and Development

     Research and development expenses for the six months ended April 30, 2000, increased 26.6% to $9.7 million compared with $7.7 million for the corresponding prior year period. This increase reflects the continuing development efforts on high-end, more complex photomasks such as phase shift, optical proximity correction and Next Generation Lithography (NGL) applications. As a percentage of net sales, research and development was 6.6% of net sales for the six months ended April 30, 2000, compared to 6.1% for the corresponding prior year period.

     Research and development expenses for the year ended October 31, 1999, increased by 23.9% to $16.6 million, or 6.0% of sales, from $13.4 million or 5.0% of sales in 1998. The increase reflects continued work on advanced photomasks utilizing optical enhancement features, as well as expenses incurred in connection with our Next Generation Lithography Mask Center of Competency, a joint effort with IBM which was established in July 1999.

     Research and development expenses for 1998 increased by 22.5% to $13.4 million, or 5.0% of sales from $10.9 million in 1997, or 4.6% of sales. The increase is the result of the continued work on advanced photomask engineering projects including phase shift, optical proximity correction and deep ultra-violet applications.

Restructuring and Related Charges

     During March, 2000, the Company implemented a plan to consolidate its mature products group in order to increase capacity utilization, manufacturing efficiencies and customer service activities worldwide. Total restructuring and related charges associated with this consolidation plan of $17.5 million were recorded in the second quarter of fiscal 2000. Of the total charge, $9.1 million related to restructuring and $8.4 million related to the impairment of intangible assets.

     The significant components of the consolidation plan included the closing of the Company's Sunnyvale, California and Neuchatel, Switzerland manufacturing facilities and the consolidation and regionalization of sales and customer service functions. The Company anticipates that the closing of the Sunnyvale and Neuchatel facilities will maximize capacity utilization at its remaining mature products facilities. As part of the plan, the Company reduced its work force by approximately 125 employees. The restructuring charge of $9.1 million includes $1.5 million of cash charges for severance benefits paid to terminated employees which was disbursed over their entitlement periods and $2.3 million for facilities closings and lease termination costs to be expended over the next twelve months. Additionally, non-cash charges of $5.3 million approximated the carrying value primarily of fixed assets associated with the manufacturing consolidation based upon their expected disposition. Such assets, consisting principally of specialized manufacturing tools and equipment, were subsequently taken out of service.

     The charges also included $8.4 million related to the impairment in value of associated intangible assets. It was determined during the period that such assets no longer had future economic benefit to the Company because the anticipated undiscounted cumulative cash flows from these assets were insufficient to support their carrying value.

     The Company recorded a restructuring charge of $3.8 million in the second quarter of fiscal 1998 in connection with the optimization of its North American operations. The Company reorganized its two California operations, dedicating its Milpitas facility to the production of high-end technology photomasks and its Sunnyvale facility to the production of mature technology photomasks. In addition, it consolidated its Colorado Springs, Colorado photomask manufacturing operations into its other North American manufacturing facilities. The Company determined that its Large Area Mask (LAM) Division, which was also located in Colorado Springs, did not represent a long-term strategic fit with its core photomask business, and, accordingly, announced plans to sell the LAM Division. The major component of the non-recurring charge related to a reduction in the value of equipment. After tax, the charge amounted to $2.4 million, or $0.07 per share on a diluted basis. The LAM division was sold in 1999 without any additional effect on results of operations.

Other Income and Expense

     Net other expenses of $1.7 million for the six months ended April 30, 2000 are comprised principally of interest expense on both the convertible notes and borrowings under the revolving credit facility, offset by income earned on investments. This compares to $1.9 million in net other expenses in the corresponding period in fiscal 1999, which had lower interest expense.

     Net other expenses increased $2.3 million to a net expense of $4.4 million in 1999 as a result of higher interest expense, due primarily to utilization of the Company's unsecured revolving line of credit, as well as lower investment income due to a decrease in short-term investment balances throughout the year.

     Interest income in 1998 increased as a result of higher average short-term investment balances. Interest expense increased to $6.1 million in 1998 from $2.5 million in 1997, primarily due to the effect of a full year of interest expense on the convertible notes in 1998 compared to only five months of interest expense on the convertible notes, which were issued in fiscal 1997.

     Foreign currency transaction gains or losses were not significant for the first six months of fiscal 2000, and fiscal years 1999, 1998 and 1997.

Income Taxes

     The Company provided federal, state and foreign income taxes at a combined effective annual tax rate of 36.6% in 1999 as compared to 38.0% in 1998 and 37.9% in 1997. The lower rate in 1999 was primarily due to higher available research and development expense credits.

Net Income (Loss)

     Net income (loss) for the six months ended April 30, 2000, decreased to $(1.7) million, or $(0.06) per basic and diluted share. These amounts compare to $4.4 million, or $0.16 per basic and diluted share, for the corresponding prior year period. Fiscal year 2000 includes the effect of the restructuring and related charges amounting to $11.1 million after tax, or $0.39 per diluted share.

     Net income for the year ended October 31, 1999 decreased 45.6% to $14.4 million, or $0.51 per diluted share, compared to $26.6 million, or $0.92 per diluted share in the prior year. Net income for the year ended November 1, 1998 decreased 14.1% to $26.6 million, or $0.92 per diluted share, compared with

$31.0 million or $1.07 per diluted share in the prior year.

     Fiscal 1998 included an after tax restructuring charge of $2.4 million, $0.07 per diluted share. All share and earnings per share amounts reflect a two-for-one stock split effected in November 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Photronics' cash and cash equivalents decreased $7.3 million during the six months ended April 30, 2000. Approximately $50 million was used for the Company's investment in Precision Semiconductor Mask Corporation (PSMC) and capital expenditures for equipment. These decreases were offset by cash provided by operations of $8.5 million, proceeds from borrowings under our credit lines of $33.0 million, and sales of stock through option exercises of $5.0 million.

     Accounts receivable increased $0.4 million from October 31, 1999 as a result of increased order activity in the second quarter of 2000 compared with the fourth quarter of 1999. Inventories decreased by $1.9 million from October 31, 1999 due in part to a strategic decision at the end of last year to increase quantities of certain critical raw materials in anticipation of any potential Y2K issues. Most of this inventory was consumed during the first four months of calendar 2000.

     Property, plant and equipment decreased to $335.0 million at April 30, 2000, from $348.1 million at October 31, 1999, principally as a result of depreciation expense and asset revaluation associated with the restructuring, partially offset by capital spending of $19.6 million.

     Accounts payable and other accrued liabilities decreased 33.9%, or $22.2 million, from October 31, 1999, principally due to the timing of progress payments for capital equipment coming due during the period.

     The Company's cash, cash equivalents and short-term investments decreased $13.8 million during fiscal 1999 to $23.1 million. The decrease is attributable to capital expenditures for facilities and equipment of $83.7 million and the $13.5 million acquisition of ITG semiconductor business unit. In addition, $6.9 million of cash was utilized to repurchase 500,000 shares of the Company's common stock. The decrease was partially offset by positive cash flows generated by operations of $ 65.0 million and borrowings of $31.0 million.

     Accounts receivable increased 30.8% to $50.9 million because of stronger sales in the fourth quarter of 1999 compared to the fourth quarter of 1998.

     Other current assets increased to $10.8 million in 1999 from $3.7 million in 1998, primarily due to refundable income taxes.

     Property, plant and equipment increased to $348.1 million at October 31, 1999 from $283.0 million at November 1, 1998. Deposits on and purchases of equipment aggregated $83.7 million during the year ended October 31, 1999. These increases were reduced by depreciation expense totalling $45.0 million in fiscal 1999. The increase in intangible assets to $36.9 million at October 31, 1999 from $25.4 million at November 1, 1998, was primarily due to the costs incurred to develop our manufacturing and financial software systems.

     Investments and other non-current assets increased to $14.3 million at October 31, 1999 from $10.5 million at November 1, 1998 due to the increase in the market value of investments available for sale.

     Accounts payable and other accrued liabilities increased at October 31, 1999 to $65.5 million compared to $52.0 million at November 1, 1998 primarily due to the timing of payments related to capital equipment. Accrued salaries and wages decreased to $2.5 million as of October 31, 1999 from $4.2 million as of November 1, 1998, largely as a result of lower incentive compensation accruals in 1999.

     Total amounts due on borrowings of $149.9 million at October 31, 1999 increased from $107.5 million as of November 1, 1998 principally due to increased borrowings in 1999 under the Company's revolving credit facility.

     Deferred income taxes and other liabilities increased to $35.1 million at October 31, 1999 compared to $19.8 million at November 1, 1998, largely due to increases in deferred income taxes resulting from the differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

     Photronics' commitments represent investments in additional manufacturing capacity as well as advanced equipment for the production of high-end, more complex photomasks. At April 30, 2000, Photronics had commitments outstanding for capital expenditures of approximately $38 million. Additional commitments for capital requirements are expected to be incurred during fiscal 2000. Photronics will continue to use its working capital and bank lines of credit to finance its capital expenditures. Photronics believes that its currently available resources, together with its capacity for substantial growth and its access to other debt and equity financing sources, are sufficient to satisfy its currently planned capital expenditures, as well as its anticipated working capital requirements for the foreseeable future.

     The Company maintains an unsecured $125 million committed revolving credit facility available at any time through the end of fiscal year 2003. The Company's $125 million unsecured revolving credit facility was amended as of April 28, 2000, in order to obtain the lenders' consent to the Align-Rite and PSMC acquisitions, and to modify certain covenants and definitions in connection with the restructuring. The Company is subject to compliance with and maintenance of certain financial covenants and ratios set forth in the credit facility, as amended. The Company had $69.3 million of outstanding borrowings under the revolving credit facility at April 30, 2000. The Company believes that its currently available resources, together with its capacity for substantial growth and its accessibility to other debt and equity financing sources, are sufficient to satisfy its cash requirements for the foreseeable future.

EFFECT OF NEW ACCOUNTING STANDARDS

     In April 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." In September 1999, the AICPA issued Statement of Position 99-3, "Accounting and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters." Each of these statements establish new standards for financial statement reporting and disclosure of certain information effective for the Company in future fiscal years. The Company does not expect these new standards to have a material impact on its financial position, results of operations or cash flows.

OTHER

    The Company expects to increase its ownership of Precision Semiconductor Mask Corporation (PSMC) from its current equity interest of 33% to 51% during the third quarter of fiscal 2000, and, accordingly, will change its accounting for its investment in PSMC from the equity method currently used to the consolidation method at that time.

     On June 1, 2000, the Company sold one million of its unregistered common shares in a private placement to accredited institutional investors. The proceeds of the sale, net of fees and expenses, amounted to $22 million.

YEAR 2000

     As of the date of this filing, the Company has not experienced any Year 2000 problems that have affected its operations, the realization of financial assets, or the Company's results of operations. The Company will continue to monitor its operations for non-compliant components. The Company is also monitoring its open transactions with customers and vendors to ensure that there are no undetected problems that could have a future impact.

     As of the date of this filing, the Company believes there are no remaining significant risks or exposure as a result of the Year 2000 issue.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995:

     Except for historical information, the matters discussed above may be considered forward-looking statements and may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties in the market, pricing, competition, procurement and manufacturing efficiencies, and other risks.

REPORT OF DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Photronics, Inc.
Jupiter, Florida

     We have audited the supplementary consolidated balance sheets of Photronics, Inc. and its subsidiaries as of October 31, 1999 and November 1, 1998, and the related supplementary consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended October 31, 1999. These supplementary consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the supplementary consolidated financial statements based on our audits. The supplementary consolidated financial statements give retroactive effect to the merger of Photronics, Inc. and Align-Rite International, Inc., which has been accounted for as a pooling of interests as described in Note 2 to the supplementary consolidated financial statements. We did not audit the balance sheet of Align-Rite International, Inc. as of March 31, 1998, or the related statements of operations, shareholders' equity and cash flows of Align-Rite International, Inc. for the years ended March 31, 1998 and March 31, 1997. Those statements, which are consolidated as described in Note 2, reflect total revenues and net income of 17% and 23% for the year ended November 1, 1998 and 16% and 17% for the year ended November 2, 1997, respectively, and 12% of total assets as of November 1, 1998 of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to amounts included for Align-Rite International Inc. for 1998 and 1997, is based solely on the report of such other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the supplementary consolidated financial statements referred to above present fairly, in all material respects, the supplementary consolidated financial position of Photronics, Inc. and its subsidiaries as of October 31, 1999 and November 1, 1998, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1999 in conformity with accounting principles generally accepted in the United States of America.



Hartford, Connecticut
June 19, 2000

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
Align-Rite International, Inc.   principally

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholders' equity, and cash flows present fairly, in all material respects, the financial position of Align-Rite International, Inc. and its subsidiaries (not presented separately herein) at March 31, 1998, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Align-Rite International, Inc. for any period subsequent to March 31, 1999.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
May 28, 1998

                          PHOTRONICS, INC. AND SUBSIDIARIES

                     Supplementary Consolidated Balance Sheets

                              (dollars in thousands)



                                     April 30,     October 31,    November 1,
Assets                                 2000           1999           1998
------                              -----------    -----------    -----------
                                                       (unaudited)
Current assets:
  Cash and cash equivalents          $  15,774       $  23,115      $  29,364
  Short-term investments                     -               -          7,532
  Accounts receivable (less allowance
    for doubtful accounts of $636
    in 2000, $692 in 1999
    and $513 in 1998)                   51,314          50,899         38,910
  Inventories                           15,555          17,444         16,840
  Deferred income taxes                  5,018           5,458          6,545
  Other current assets                  16,326          10,798          3,715
                                     ---------       ---------      ---------
   Total current assets                103,987         107,714        102,906

Property, plant and equipment, net     335,005         348,144        282,964
Intangible assets, (less accumulated
 amortization of $7,572 in 2000,
 $8,384 in 1999 and $6,059 in 1998)     30,369          36,875         25,365
Investments                             13,105           8,594          6,705
Investment in unconsolidated
subsidiary                              31,300               -              -
Other assets                             6,623           5,682          3,762
                                     ---------       ---------      ---------
                                     $ 520,389       $ 507,009      $ 421,702
                                     =========       =========      =========





See accompanying notes to supplementary consolidated financial statements.

                          PHOTRONICS, INC. AND SUBSIDIARIES

                      Supplementary Consolidated Balance Sheets

                                (dollars in thousands)



Liabilities and                      April 30,    October 31,      November 1,
Shareholders' Equity                    2000           1999            1998
----------------------              -----------    -----------     ----------
                                    (unaudited)
Current liabilities:
  Current portion of long-term debt   $   1,112       $   1,574      $   3,276
  Accounts payable                       31,949          51,724         35,803
  Accrued salaries and wages              2,164           2,490          4,170
  Other accrued liabilities              11,295          13,742         16,151
                                      ---------       ---------      ---------
    Total current liabilities            46,520          69,530         59,400

Long-term debt                          178,067         148,281        104,261
Deferred income taxes                    28,945          25,297         14,015
Other liabilities                         4,809           9,771          5,830
                                      ---------       ---------      ---------

   Total liabilities                    258,341         252,879        183,506
                                      ---------       ---------      ---------

Commitments and contingencies

Shareholders' equity:
  Preferred stock, $0.01 par value,
   2,000,000 shares authorized,
   none issued and outstanding                -               -              -

  Common stock, $0.01 par value,
   75,000,000 shares authorized,
   28,427,000 shares issued and outstanding
   at April 30, 2000, 27,925,000 shares issued
   and outstanding at October 31, 1999
   and 27,958,000 shares issued and outstanding
   at November 1, 1998                      284             279            280

  Additional paid-in capital            109,506          99,544        100,973
  Retained earnings                     155,248         156,929        138,885
  Accumulated other comprehensive
  loss                                   (2,722)         (2,571)        (1,803)
  Deferred compensation on
  restricted stock                         (268)            (51)          (139)
                                      ---------       ---------      ---------
   Total shareholders' equity           262,048         254,130        238,196
                                      ---------       ---------      ---------
                                      $ 520,389       $ 507,009      $ 421,702
                                      =========       =========      =========





See accompanying notes to supplementary consolidated financial statements.

                                                     PHOTRONICS, INC. AND SUBSIDIARIES

                                             Supplementary Consolidated Statement of Operations

                                                  (in thousands, except per share amounts)



                                                  Six Months Ended                                   Years Ended
                                              ------------------------           --------------------------------------------------
                                              April 30,         May 2,           October 31,        November 1,        November 2,
                                                2000             1999               1999               1998               1997
                                              ---------         ------           -----------        -----------        -----------
                                                     (unaudited)
Net sales                                     $ 148,595      $ 126,400            $ 277,395          $ 269,293          $ 235,452

Costs and expenses:

  Cost of sales                                 101,204         90,664              193,467            170,864            145,032

  Selling, general
   and administrative                            21,216         19,182               40,119             36,235             31,012

  Research and development                        9,746          7,698               16,611             13,402             10,938

  Restructuring and related charges              17,500              -                    -              3,800                  -
                                                 ------          -----               ------             ------             ------
     Operating income (loss)                     (1,071)         8,856               27,198             44,992             48,470

Other income and expense:

  Interest income                                   195           776                 1,289              2,843              2,732

  Interest expense                               (4,841)       (3,258)               (7,120)            (6,143)            (2,466)

  Other income, net                               2,920           607                 1,435              1,178              1,081
                                             ----------     ---------              --------           --------           --------

Income (loss) before income taxes                (2,797)        6,981                22,802             42,870             49,817

Provision (benefit) for income taxes             (1,116)        2,588                 8,354             16,288             18,856
                                              ----------     ---------              --------           --------           --------

     Net income (loss)                       $   (1,681)    $   4,393              $ 14,448           $ 26,582           $ 30,961
                                              ==========     =========              ========           ========           ========

Earnings (loss) per share:

     Basic                                      $ (0.06)      $  0.16                $ 0.52              $0.95             $ 1.12
                                                 =======       =======                ======              =====             ======

     Diluted                                    $ (0.06)      $  0.16                $ 0.51             $ 0.92             $ 1.07
                                                 =======       =======                ======             ======             ======

Weighted average number of
 common shares outstanding:

    Basic                                        28,062        27,832                27,800             28,123             27,638
                                                 ======        ======                ======             ======             ======

    Diluted                                      28,326        28,160                28,105             33,093             30,707
                                                 ======        ======                ======             ======             ======





See accompanying notes to supplementary consolidated financial statements.

                                               PHOTRONICS, INC. AND SUBSIDIARIES

                                 Supplementary Consolidated Statement of Shareholders' Equity

    Six Months Ended April 30, 2000 (unaudited) and the Years Ended October 31, 1999, November 1, 1998 and November 2, 1997

                                                   (dollars in thousands)
                                                                                         Accumulated Other Comprehensive
                                                                                                  Income (Loss)
                                                                    --------------------------             Deferred
                                                                    Unreal-                                Compen-
                                                                    ized     Foreign                       sation     Total
                              Common Stock    Add'l                 Invest-  Currency                      on Re-     Share
                             --------------   Paid-In   Retained    ment     Trans-             Treasury   stricted   holders'
                             Shares  Amount   Capital   Earnings    Gains    lation     Total    Stock     Stock      Equity
                             ------  ------   -------   --------    ------   -------    ------   ------    --------  --------
Balance at
 October 31, 1996            16,319  $163    $ 95,662    $ 81,342    $4,678   $   101    $4,779   $(245)    $   -      $181,701

Comprehensive Income:
  Net income                      -     -           -      30,961         -         -         -       -        -        30,961

  Change in unrealized
   gains on investments           -     -           -           -    (1,427)        -    (1,427)      -        -        (1,427)

  Foreign currency
   translation adjustment         -     -           -           -         -    (1,761)   (1,761)      -        -        (1,761)
                                                           ------    ------    ------    ------                         ------
Total comprehensive income                                 30,961    (1,427)   (1,761)   (3,188)                        27,773

Issuance of common stock
  related to acquisition         50     -       1,337           -         -         -         -       -        -         1,337

Sale of common stock
 through employee stock
 option and purchase plans      328     4       6,518           -         -         -         -       -        -         6,522

Restricted stock awards,
 net                              6     -         264           -         -         -         -       -     (249)           15

Retirement of treasury
 stock                         (136)   (1)       (244)          -         -         -         -     245        -             -

Two-for-one stock split      12,150   121        (121)          -         -         -         -       -        -             -

Conversion for merger
 with Align-Rite               (663)   (7)          7           -         -         -         -       -        -             -
                             ------  ----    --------    --------    ------   -------    ------     ---    -----      --------
Balance at
 November 2, 1997            28,054  $280    $103,423    $112,303    $3,251   $(1,660)   $1,591    $   -    $(249)     $217,348

Comprehensive Income:
  Net income                      -     -           -      26,582         -         -         -       -        -        26,582

  Change in unrealized
   gains on investments           -     -           -           -    (2,084)        -    (2,084)      -        -        (2,084)

  Foreign currency
   translation adjustment         -     -           -           -         -    (1,310)   (1,310)      -        -        (1,310)
                                                           ------    ------    ------    ------                         ------
Total comprehensive income                                 26,582    (2,084)   (1,310)   (3,394)                        23,188

Sale of common stock
 through employee stock
 option and purchase plans      404     5       4,295           -         -         -         -       -         -        4,300

Amortization of re-
 stricted stock to
 compensation expense             -     -           -           -         -         -         -       -       110          110

Common stock repurchases       (500)   (5)     (6,745)          -         -         -         -       -         -       (6,750)
                             ------  ----    --------    --------    ------   -------   -------    ----     -----     --------
Balance at
 November 1, 1998            27,958  $280    $100,973    $138,885    $1,167   $(2,970)  $(1,803)   $  -     $(139)    $238,196


                                                          (continued)

                                                                                         Accumulated Other Comprehensive
                                                                                                  Income (Loss)
                                                                    --------------------------             Deferred
                                                                    Unreal-                                Compen-
                                                                    ized     Foreign                       sation     Total
                             Common Stock     Add'l                 Invest-  Currency                      on Re-     Share
                            ---------------   Paid-In   Retained    ment     Trans-             Treasury   stricted   holders'
                            Shares   Amount   Capital   Earnings    Gains    lation     Total    Stock     Stock      Equity
                            ------   ------   -------   --------    ------   -------   -------   -------   --------  --------
Comprehensive Income:
  Net income                     -        -         -     14 448         -         -         -        -        -       14,448

  Adjustment to reflect
   Align-Rite's results for
   the period from April 1, 1998
   to September 30, 1998         -        -         -      3,596         -         -         -        -        -        3,596

  Change in unrealized
   gains on investments          -        -         -          -     1,357         -     1,357        -        -        1,357

  Foreign currency
   translation adjustment        -        -         -          -         -    (2,125)   (2,125)       -        -       (2,125)
                                                          ------     -----    ------    ------                         ------
Total comprehensive income                                18,044     1,357    (2,125)     (768)                        17,276

Sale of common stock
 through employee stock
 option and purchase plans     467        4     5,466          -         -         -         -        -        -        5,470

Amortization of re-
 stricted stock to
 compensation expense            -        -         -          -         -         -         -        -       88           88

Common stock repurchases      (500)      (5)   (6,895)         -         -         -         -        -        -       (6,900)
                            ------     ----   -------   --------    ------   -------   -------    -----     ----     --------
Balance at
 October 31, 1999           27,925     $279   $99,544   $156,929    $2,524   $(5,095)  $(2,571)   $   -     $(51)    $254,130

Comprehensive Income:
 Net loss                        -       -          -     (1,681)        -         -         -        -        -       (1,681)

 Change in unrealized
  gains on investments           -       -          -          -     2,953         -     2,953        -        -        2,953

 Foreign currency
  translation adjustment         -       -          -          -         -    (3,104)   (3,104)       -        -       (3,104)
                                                          ------     -----    ------    ------                         ------
Total comprehensive loss         -       -          -     (1,681)    2,953    (3,104)     (151)       -        -       (1,832)

Sale of common stock
 through employee stock
 option and purchase plans     502       5      9,701          -         -         -         -        -        -        9,706

Restricted stock awards,
 net                             -       -        261          -         -         -         -        -     (217)          44
                            ------    ----   --------   --------    ------   -------   -------      ---    -----     --------
Balance at
 April 30, 2000             28,427    $284   $109,506   $155,248    $5,477   $(8,199)  $(2,722)     $ -    $(268)    $262,048
                            ======    ====   ========   ========    ======   =======   =======      ===    =====     ========





See accompanying notes to supplementary consolidated financial statements.





                                                     (concluded)

                   PHOTRONICS, INC. AND SUBSIDIARIES

           Supplementary Consolidated Statement of Cash Flows

                        (dollars in thousands)


                                                        Six Months Ended                    Years Ended
                                                      --------------------     ---------------------------------------
                                                      April 30,    May 2,     October 31,   November 1,   November 2,
                                                        2000        1999         1999          1998          1997
                                                      ---------    -------    -----------   -----------   -----------
                                                           (unaudited)

Cash flows from operating activities:
Net income (loss)                                     $ (1,681)   $ 4,393      $ 14,448       $ 26,582     $ 30,961
Adjustments to reconcile net income (loss)
 to net cash provided by operating activities:
  Depreciation and amortization of
   property, plant and equipment                        24,070     21,241        45,015         35,742       22,591
  Amortization of intangible assets                      1,271      1,392         2,783          2,529        1,322
  Gain on sale of investments                           (5,305)      (331)       (1,479)          (838)      (1,562)
  Deferred income taxes                                     91      1,978         8,104          1,467        1,849
  Restructuring and related charges                     17,500          -             -          3,800            -
  Other                                                    222        288           387            342          199
  Changes in assets and liabilities,
   net of effects of acquisitions:
    Accounts receivable                                 (1,072)    (1,292)      (12,084)         1,670       (9,426)
    Inventories                                          1,689      1,160          (109)        (2,978)      (3,469)
    Other current assets                                (5,714)     3,723        (1,910)        (2,435)        (929)
    Accounts payable and accrued liabilities           (22,530)    15,511         9,852         (5,523)      15,104
                                                       -------     ------        ------         ------       ------
Net cash provided by operating activities                8,541     48,063        65,007         60,358       56,640
                                                       -------     ------        ------         ------       ------

Cash flows from investing activities:
  Acquisitions of and investments in
   photomask operations                                (31,500)         -       (13,525)       (34,922)      (1,065)
  Deposits on and purchases of property,
   plant and equipment                                 (19,612)   (52,777)      (83,719)       (80,748)    (112,321)
  Net change in short-term investments                       -      7,420         7,532         20,657      (20,271)
  Proceeds from sale of investments                      5,557        371         1,578            932        1,939
  Other                                                 (6,495)    (2,122)       (7,817)         2,218        2,163
                                                       -------    -------       -------        -------     --------
Net cash used in investing activities                  (52,050)   (47,108)      (95,951)       (91,863)    (129,555)
                                                       -------    -------       -------        -------     --------

Cash flows from financing activities:
 Issuance of subordinated convertible notes,
  net of deferred issuance costs                             -          -             -              -       99,697
 Borrowings (repayments) under
  revolving credit facility                             33,011          -        31,039              -            -
 Repayment of long-term debt                              (122)    (2,934)       (3,068)          (266)        (151)
 Proceeds from issuance of common stock                  4,998      2,428         5,084          4,148        6,195
 Purchase and retirement of common stock                     -     (6,900)       (6,900)        (6,750)           -
 Other                                                      (5)      (150)         (201)           120            -
                                                        ------     ------        ------         ------      -------
Net cash provided (used) by financing activities        37,882     (7,556)       25,954         (2,748)     105,741
                                                        ------     ------        ------         ------      -------

Effect of exchange rate changes on cash                 (1,714)      (415)          101           (962)         280
                                                        ------     ------        ------         ------      -------

Net increase (decrease) in cash and cash equivalents    (7,341)    (7,016)       (4,889)       (35,215)      33,106
Cash and cash equivalents at beginning of period        23,115     28,004        29,364         64,579       31,473
Adjustment related to Align-Rite's net cash flows
 from April 1, 1998 through September 30, 1998                                   (1,360)
                                                      --------   --------      --------       --------     --------
Cash and cash equivalents at end of period            $ 15,774   $ 20,988      $ 23,115       $ 29,364     $ 64,579
                                                      ========   ========      ========       ========     ========


See accompanying notes to supplementary consolidated financial statements.

                 PHOTRONICS, INC. AND SUBSIDIARIES

       Notes to Supplementary Consolidated Financial Statements

           (dollars in thousands, except per share amounts)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

     The accompanying consolidated financial statements include the accounts of Photronics, Inc. and its subsidiaries,("Photronics" or "Company"). Historical financial statements and notes thereto have been restated to reflect the merger with Align-Rite International, Inc. (see Note 2) which was accounted for as a pooling-of-interests. All significant intercompany balances and transactions have been eliminated.

Foreign Currency Translation

     The Company's foreign subsidiaries maintain their accounts in their respective local currencies. Assets and liabilities of such subsidiaries are translated to U.S. dollars at year-end exchange rates. Income and expenses are translated at average rates of exchange prevailing during the year. Foreign currency translation adjustments are accumulated and reported as other comprehensive income (loss) as a separate component of shareholders' equity. The effects of changes in exchange rates on foreign currency transactions are included in income.

Cash and Cash Equivalents

     Cash and cash equivalents include cash and highly liquid investments
purchased with an original maturity of three months or less.   The carrying
values approximate fair value based on the short maturity of the instruments.

Investments

     The Company's debt and equity investments are classified as available-for-sale, non-current assets and carried at fair value. Unrealized gains and losses, net of tax, are reported as other comprehensive income (loss) as a separate component of shareholders' equity. Gains and losses are included in income when realized, determined based on the disposition of specifically identified investments.

Inventories

     Inventories, principally raw materials, are stated at the lower of cost, determined under the first-in, first-out (FIFO) method, or market.

Long-Lived Assets

     Property, plant and equipment are recorded at cost less accumulated depreciation. Repairs and maintenance as well as renewals and replacements of a routine nature are charged to operations as incurred, while those which improve or extend the lives of existing assets are capitalized. Upon sale or other disposition, the cost of the asset and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is reflected in income.

     For financial reporting purposes, depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets. Buildings and improvements are depreciated over 15 to 40 years, machinery and equipment over 3 to 10 years and furniture, fixtures and office equipment over 3 to 5 years. Leasehold improvements are amortized over the life of the lease or the estimated useful life of the improvement, whichever is less. For income tax purposes, depreciation is computed using various accelerated methods and, in some cases, different useful lives than those used for financial reporting.

     Goodwill and other intangibles are amortized on a straight-line basis over periods estimated to be benefited, generally 5 to 20 years. The future economic benefit of the carrying value of all long-lived assets is reviewed periodically and any diminution in useful life or impairment in value based on future anticipated undiscounted cash flows would be recorded in the period so determined.

Income Taxes

     The provision for income taxes is computed on the basis of consolidated financial statement income. Deferred income taxes reflect the tax effects of differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes.

Net Income Per Common Share

     Net income per common share is computed in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

Stock Based Compensation

     The Company records stock option awards in accordance with the provisions of Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees". The Company estimates the fair value of stock option awards in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and discloses the resulting estimated compensation effect on net income (loss) on a pro forma basis.

Interim Financial Statements

     The accompanying financial statements as of April 30, 2000 and for the six months ended April 30, 2000 and May 2, 1999 are unaudited and in the opinion of management, include all adjustments, consisting of only normal recurring accruals, necessary to present fairly the financial positions, results of operations and cash flows of the Company. The results of operations for the six months ended April 30, 2000 and May 2, 1999 are not necessarily indicative of the results that may be expected for the entire year.

NOTE 2 - ALIGN-RITE MERGER

     On June 7, 2000, Photronics completed its merger with Align-Rite International, Inc. ("Align-Rite"), herein after collectively referred to as the Company. Under the terms of the merger agreement, each of the 4,731,232 shares of common stock of Align-Rite issued and outstanding as of June 7, 2000 was converted into .85 shares of common stock of Photronics. Cash will be paid in lieu of the issuance of any fractional shares of Photronics that would otherwise be issued. Any stock options to acquire Align-Rite common stock that had not been exercised as of June 7, 2000 became fully vested options to acquire Photronics common stock in accordance with the Merger Agreement. The merger constituted a tax free reorganization and has been accounted for as a pooling-of-interests. The supplementary consolidated financial statements for the six months ended April 30, 2000 and May 2, 1999 (unaudited), and each of the three years ended October 31, 1999, November 1, 1998 and November 2, 1997 and the accompanying notes thereto reflect the Company's financial position, results of operations and cash flows as if Align-Rite had been a wholly-owned subsidiary of Photronics for all periods presented. Prior to the merger, Align-Rite's fiscal year ended on March 31. For purposes of the Supplementary Consolidated Financial Statements, Align-Rite's prior period financial statements have been combined with Photronics' as follows:

Photronics Period Ended                       Align-Rite Period Ended
-----------------------                       -----------------------
Year ended October 31, 1999                   Year ended September 30, 1999
Year ended November 1, 1998                   Year ended March 31, 1998
Year ended November 2, 1997                   Year ended March 31, 1997
Six months ended April 30, 2000 (unaudited)   Six months ended March 31, 2000
                                              (unaudited)
Six months ended May 2, 1999 (unaudited)      Six months ended March 31, 1999
                                              (unaudited)

     The financial statement balances of Align-Rite have been reclassified to conform with Photronics' presentation.

     To conform the reporting periods to within 93 days of Photronics' fiscal year end, Align-Rite's operating results for the period from April 1, 1998 to September 30, 1998 have been excluded from the combined results for the year ended November 1, 1998. Sales and net income of $27,683 and $3,596, respectively, have been excluded.

     Components of the consolidated results of operations of Photronics and Align Rite prior to their combination were as follows:

                         Six Months Ended                     Years Ended
                    -------------------------  ------------------------------------------
                      April 30,      May 2,    October 31,     November 1,    November 2,
                        2000          1999        1999            1998           1997
                    -----------   -----------  -----------     -----------    -----------
                    (unaudited)   (unaudited)
Net sales
---------

   Photronics       $ 119,062     $ 101,641      $ 223,702      $ 222,572     $ 197,451
   Align-Rite          29,533        24,759         53,693         46,721        38,001
                    ---------     ---------      ---------      ---------     ---------
   Combined         $ 148,595     $ 126,400      $ 277,395      $ 269,293     $ 235,452
                    =========     =========      =========      =========     =========

Net income (loss)
-----------------

   Photronics       $ (3,045)     $   2,685      $  10,668     $  20,482      $  25,636
   Align-Rite          1,364          1,708          3,780         6,100          5,325
                    --------      ---------      ---------     ---------      ---------
   Combined         $ (1,681)     $   4,393      $  14,448     $  26,582      $  30,961
                    ========      =========      =========     =========      =========

      In the third quarter of 2000, the Company will record a pre-tax charge of approximately $5.5 million for transaction costs incurred in connection with the merger. Such costs consisted primarily of fees for investment bankers, attorneys, accountants, financial printing and other related charges.

NOTE 3 - INVESTMENTS

Short-term investments consist of:

                                            November 1,
                                               1998
                                            -----------
Government agency securities                  $ 2,268
Corporate bonds                                 3,010
Certificates of deposit                         2,254
                                              -------
                                              $ 7,532
                                              =======

  There were no short-term investments as of October 31, 1999.

     Other investments consist of available-for-sale equity securities of publicly traded technology companies and a minority interest in a photomask manufacturer in Korea. The fair values of available-for-sale investments are based upon quoted market prices. In the absence of quoted market prices, the estimated fair value is based upon the financial condition and the operating results and projections of the investee and is considered to approximate cost. Unrealized gains on investments were determined as follows:

                                            October 31,       November 1,
                                               1999              1998
                                            -----------       -----------
Fair value                                      $ 8,594           $ 6,705
Cost                                              4,523             4,700
                                                -------           -------
                                                  4,071             2,005
Less deferred income taxes                        1,547               838
                                                -------           -------
Net unrealized gains                            $ 2,524           $ 1,167
                                                =======           =======

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                            October 31,       November 1,
                                               1999              1998
                                            ----------        -----------
Land                                         $   3,937          $   3,772
Buildings and improvements                      38,800             33,943
Machinery and equipment                        449,554            351,929
Leasehold improvements                           9,443              8,832
Furniture, fixtures and office equipment        17,573             10,680
                                             ---------          ---------
                                               519,307            409,156
Less accumulated depreciation
 and amortization                              171,163            126,192
                                             ---------          ---------
Property, plant and equipment                $ 348,144          $ 282,964
                                             =========          =========

NOTE 5 - LONG-TERM DEBT

Long-term debt consists of the following:
                                            October 31,       November 1,
                                               1999              1998
                                            -----------       -----------
Revolving credit facility,
 effective interest rate of 6.21%            $  12,750          $       -

6% Convertible Subordinated Notes
 due June 1, 2004                              103,500            103,500

Align-Rite credit facility                      23,489                  -

Equipment notes payable                          9,402              1,200

Acquisition indebtedness payable
  December 1, 1998, net of interest of
  $9 in 1998, imputed at 7.45%                       -              1,791

Installment note payable by foreign
  subsidiary with interest at 4.75%
  through June, 2001                               376                665

Industrial development mortgage note,
  secured by building, with interest at
  6.58%, payable through November 2005             338                381
                                             ---------          ---------
                                               149,855            107,537
Less current portion                             1,574              3,276
                                             ---------          ---------
Long-term debt                               $ 148,281          $ 104,261
                                             =========          =========

      Long-term debt matures as follows: 2001 - $31,789; 2002 - $53;  2003 -
$58; 2004 - $116,311; years after 2004 - $70. The fair value of long-term debt not yet substantively extinguished is estimated based on the current rates offered to the Company and is not significantly different from carrying value, except that the fair value of the convertible subordinated notes, based upon the most recently reported trade as of October 31, 1999, amounted to $101.4 million.

     The Company has an unsecured revolving credit facility to provide for borrowings of up to $125 million at any time through November, 2003. The Company is charged a commitment fee on the average unused amount of the available credit and is subject to compliance with and maintenance of certain financial covenants and ratios. The Company had $12.8 million of outstanding borrowings under its revolving credit facility at October 31, 1999.

   On May 29, 1997, the Company sold $103.5 million of convertible subordinated notes, due in 2004, in a public offering. The notes bear interest at 6% per annum and are convertible at any time by the holders into
3.7 million shares of the Company's common stock, at a conversion price of $27.97 per share. The notes are redeemable at the Company's option, in whole or in part, at any time after June 1, 2000 at certain premiums decreasing through the maturity date. Interest is payable semi-annually.

     Prior to the merger, Align-Rite maintained an aggregate $35 million line of credit agreement ("credit agreement") with a bank at a variable interest rate, equal to 1.50% above the bank's LIBOR rate ( 5.35% of September 30, 1999). Equipment payables for which Align-Rite has the ability and intent to refinance utilizing its credit agreement during fiscal 2000 and have been classified as long term. The credit agreement contained various requirements and restrictions, as defined. On June 16, 2000, all outstanding balances under this credit agreement aggregating $32 million, were repaid.

     The Company's $125 million unsecured revolving credit facility was amended as of April 28, 2000, in order to obtain the lenders' consent to the Align-Rite and PSMC acquisitions, and to modify certain covenants and definitions in connection with the restructuring. The Company is subject to compliance with and maintenance of certain financial covenants and ratios set forth in the credit facility, as amended. The Company had $69.3 million of outstanding borrowings under the revolving credit facility at April 30, 2000.

     Cash paid for interest amounted to $7,123, $6,311 and $164 in 1999, 1998 and 1997 respectively.

NOTE 6 - EARNINGS PER SHARE

     Earnings per share amounts are calculated in accordance with the provisions of SFAS No. 128. Basic EPS is based on the weighted average number of common shares outstanding for the period, excluding any dilutive common share equivalents. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted.

    A reconciliation of basic and diluted EPS follows (in thousands, except per share amounts):
                                                     Average     Earnings
                                          Net        Shares        Per
                                        Income     Outstanding    Share
                                       --------    -----------   --------
1999:
      Basic                            $ 14,448        27,800     $  0.52
      Effect of potential dilution                                =======
       from exercise of stock options
       and conversion of notes (a)            -           305
                                       --------      --------
      Diluted                          $ 14,448        28,105     $  0.51
                                       ========      ========     =======
1998:
    Basic                              $ 26,582        28,123     $  0.95
    Effect of potential dilution                                   ======
     from exercise of stock options
     and conversion of notes              3,809         4,970
                                       --------      --------
    Diluted                            $ 30,391        33,093     $  0.92
                                       ========      ========     =======
                                                     Average     Earnings
                                          Net        Shares        Per
                                        Income     Outstanding    Share
                                       --------    -----------   --------

1997:
     Basic                             $ 30,961        27,638     $  1.12
     Effect of potential dilution                                 =======
      from exercise of stock options
      and conversion of notes             1,841         3,069
                                       --------      --------
     Diluted                           $ 32,802        30,707     $  1.07
                                       ========      ========     =======

       (a)  The effect of the conversion of notes for 1999 is anti-dilutive.

     In September, 1997, the Company's Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend, which was paid to shareholders of record on November 17, 1997. The stock split resulted in the issuance of 12.2 million additional shares of common stock. All applicable share and per share amounts reflect the stock split.

NOTE 7 - BUSINESS COMBINATIONS

     On July 2, 1999, the Company acquired certain assets that are used in the manufacture of photomasks from Harris Corporation (Intersil) for $13.5 million. The transaction was accounted for as a purchase and accordingly, the excess of purchase price over the fair value of assets acquired of approximately $7.9 million is being amortized over fifteen years.

     On December 31, 1997, the Company acquired the internal photomask manufacturing operations of Motorola, Inc. ("Motorola") in Mesa, Arizona for $29 million in cash. The assets acquired include modern manufacturing systems, capable of supporting a wide range of photomask technologies. Additionally, the Company entered into a multi-year supply agreement whereby it will supply the photomask requirements previously
provided by Motorola's internal operations.   The acquisition was
accounted for as a purchase and, accordingly, the acquisition price was allocated to property, plant and equipment as well as certain intangible assets based on relative fair value. The excess of purchase price over the fair value of assets acquired is being amortized over fifteen years. The Supplementary Consolidated Statement of Operations includes the results of the former Motorola photomask operations from December 31, 1997, the effective date of the acquisition.

     On June 26, 1997, the Company acquired all of the outstanding shares of MZD Maskenzentrum fur Mikrostruktrierung Dresden GmbH (MZD), an independent photomask manufacturer located in Dresden, Germany, for $3.1 million in cash and common shares of the Company. The acquisition was accounted for as a purchase and, accordingly, the acquisition price was allocated to assets and liabilities based on relative fair value.

NOTE 8 - INCOME TAXES

     The provision for income taxes consists of the following:

                                   1999          1998         1997
                                  ------       -------      -------
Current:   Federal                $ (774)      $11,298      $13,460
           State                     205         1,612        2,619
           Foreign                   819         1,911          928
                                  ------       -------      -------
                                     250        14,821       17,007
                                  ------       -------      -------
Deferred:  Federal                 6,935         1,389        1,720
           State                     786          (223)        (160)
           Foreign                   383           301          289
                                  ------       -------      -------
                                   8,104         1,467        1,849
                                  ------       -------      -------
                                  $8,354       $16,288      $18,856
                                  ======       =======      =======

     The provision for income taxes differs from the amount computed by applying the statutory U.S. Federal income tax rate to income before taxes as a result of the following:

                                    1999         1998         1997
                                   ------      -------      -------
U.S. Federal income tax at
  statutory rate                   $7,981      $15,005      $17,436

State income taxes, net of
  Federal benefit                     965        1,193        2,040
Other, net                           (592)          90         (620)
                                   ------      -------      -------
                                   $8,354      $16,288      $18,856
                                   ======      =======      =======

     The Company's net deferred tax liability consists of the following:

                                        October 31,     November 1,
                                           1999            1998
                                        -----------     -----------
Deferred income tax liabilities:
   Property, plant and equipment         $ 22,442        $ 11,667
   Investments                              1,482             805
   Other                                    1,373           1,543
                                         --------        --------
     Total deferred tax liability          25,297          14,015
                                         --------        --------
Deferred income tax assets:
   Reserves not currently deductible        1,177           3,412
   Other                                    4,281           3,133
                                         --------        --------
     Total deferred tax asset               5,458           6,545
                                         --------        --------
   Net deferred tax liability            $ 19,839        $  7,470
                                         ========        ========

     Cash paid for income taxes amounted to $2.9 million, $17.0 million and $9.0 million in 1999, 1998 and 1997, respectively.

NOTE 9 - EMPLOYEE STOCK PURCHASE AND OPTION PLANS

     In March 1998, the shareholders approved the adoption of the 1998 Stock Option Plan which includes provisions allowing for the award of qualified and non-qualified stock options and the granting of restricted stock awards. A total of 1.0 million shares of common stock may be issued pursuant to options or restricted stock awards granted under the Plan. Restricted stock awards do not require the payment of any cash consideration by the recipient, but shares subject to an award may be forfeited unless conditions specified in the grant are satisfied.

     The Company has adopted a series of other stock option plans under which incentive and non-qualified stock options and restricted stock awards may be granted. All plans provide that the exercise price may not be less than the fair market value of the common stock at the date the options are granted and limit the maximum term of options granted to a maximum of ten years.

     Prior to the merger, Align-Rite adopted an Employee Share Option Scheme in 1987 (the "1987 Plan"), in which share options were granted to executives and key employees to purchase Align-Rite Ordinary Shares. After giving effect to Align-Rite's initial public offering, 354,625 options were outstanding and exercisable. As of March 31, 1999, Align-Rite had 166,165 shares outstanding under the 1987 Plan. Upon exercise, these shares were exchangeable on a one-for-one basis with the Common Stock of Align-Rite. No future grants of options under the 1987 Plan will be made. Options granted prior to August 31, 1994 expire ten years from the date of grant. Options granted subsequent to August 31, 1994 expire five years from the date of grant. Options automatically expire thirty days after termination of employment.

     Prior to the merger, in April 1995, Align-Rite and its shareholders adopted a Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, awards for any combination of incentive stock options, non-qualified stock options, restricted stock, stock appreciation rights and performance shares could have been granted to executives and key employees to purchase 415,000 shares of the Align-Rite's Common Stock. An additional 150,000 awards were authorized for grant in September 1998.

     Incentive stock options shall be no less than 100% of the fair market value of the Align-Rite Common Stock on the date of grant (110% if granted to an employee who owns 10% or mote of the Common Stock). No incentive stock option may be granted to anyone other than a full-time employee for the Company. Options expire ten years after the date of grant and automatically expire ninety days after termination of employment.

     The following table summarizes stock option activity under the plans:

                                 Stock Options             Exercise Prices
                                 -------------           --------------------
Balance at November 1, 1996        2,890,569             $  0.94   -  $ 14.12
     Granted                         291,875               11.03   -    21.97
     Exercised                      (508,660)               0.94   -    13.69
     Cancelled                       (67,103)               3.04        16.38
                                   ---------
Balance at November 2, 1997        2,606,681                0.94   -    21.97
     Granted                         875,825               11.00   -    31.44
     Exercised                      (329,389)               0.94   -    16.38
     Cancelled                       (96,875)               0.94   -    31.44
                                   ---------
Balance at November 1, 1998        3,056,242                0.94   -    31.44
     Granted                         359,106               11.91   -    25.88
     Exercised                      (430,660)               0.94   -    21.97
     Cancelled                      (156,488)               0.94   -    31.44
                                   ---------
Balance at October 31, 1999        2,828,200             $  0.94   -  $ 31.44
                                   =========

The following table summarizes information concerning currently outstanding and exercisable options as of October 31, 1999:

                                       Range of Exercise Prices
                           ------------------------------------------------
                           $1.75-$10.00     $10.00-$20.00     $20.00-$31.44
                           ------------     -------------     -------------

Outstanding:
  Number of options           748,066         1,562,559           517,575
  Weighted average
    remaining years               4.2               7.7               8.5
  Weighted average
    exercise price             $ 4.34           $ 12.85           $ 23.21



Exercisable:
  Number of options           748,066           896,109           126,177
  Weighted average
    exercise price             $ 4.34           $ 12.59           $ 22.87


     At October 31, 1999, 410,766 shares were available for grant and 1,770,352 shares were exercisable at a weighted average exercise price of $9.84.

     The Company has not recognized compensation expense in connection with stock option grants under the plans. However, had compensation expense been determined based on the fair value of the options on the grant dates, the Company's pro forma net income and earnings per share for 1999 would have been reduced by approximately $2.7 million, or $0.10 per diluted share, for 1998 would have been reduced by approximately $2.3 million, or $0.07 per diluted share, and for 1997 would have been reduced by approximately $1.7 million, or $0.06 per diluted share. The weighted average fair value of options granted was $17.52 per share in 1999, $6.78 per share in 1998 and $7.26 per share in 1997. Fair value is estimated based on the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 67.1% in 1999, 54.4% in 1998 and 51.6% in 1997; and risk-free interest rates of 6.2% in 1999, 4.4% in 1998 and 6.4% in 1997.

     The Company maintains an Employee Stock Purchase Plan ("Purchase Plan"), under which 600,000 shares of common stock are reserved for issuance. The Purchase Plan enables eligible employees to subscribe, through payroll deductions, to purchase shares of the Company's common stock at a purchase price equal to 85% of the lower of the fair market value on the commencement date of the offering and the last day of the payroll payment period. At October 31, 1999, 346,254 shares had been issued and 71,413 shares were subject to outstanding subscriptions under the Purchase Plan.

     Prior to the merger, Align-Rite had an Employee Stock Purchase Plan which enabled substantially all employees to purchase shares of Common Stock on annual offering dates at a purchase price of 85% of the fair market value of the shares on the grant date or, if lower, 85% of the fair market value of the shares on the exercise date. A maximum of 75,000 shares are authorized for subscription, of which 7,007, 7,020 and 5,116 shares were purchased in 1999, 1998 and 1997 at $9.88, $9.67 and $9.35 per share, respectively.

NOTE 10 - EMPLOYEE BENEFIT PLANS

     The Company maintains a 401(k) Savings and Profit-Sharing Plan (the "Plan") which covers all domestic employees who have completed six months of service and are eighteen years of age or older. Under the terms of the Plan, an employee may contribute up to 15% of their compensation which will be matched by the Company at 50% of the employee's contributions which are not in excess of 4% of the employee's compensation. Employee and employer contributions vest fully upon contribution. Employer contributions amounted to $0.6 million in 1999, $0.3 million in 1998 and $0.5 million in 1997.

     The Company maintains a cafeteria plan to provide eligible domestic employees with the option to receive non-taxable medical, dental, disability and life insurance benefits. The cafeteria plan is offered to all active full-time domestic employees and their qualifying dependents. The Company's contribution amounted to $4.5 million in 1999, $3.3 million in 1998 and $3.0 million in 1997.

     Prior to the merger, Align-Rite had a qualified 401(k) Profit Sharing Plan (the "Profit Sharing Plan") available to all employees who
meet the Profit Sharing Plan's eligibility requirements.   Employees can
elect to contribute from 1% to 15% of their earnings to the Profit Sharing Plan. This Profit Sharing Plan, which is a defined contribution plan, provided that Align-Rite will, at its discretion, make contributions to the Profit Sharing Plan on a periodic basis. Additionally, the employer will match 25% of the first 6% of the employees contribution, which amounts vest over five years. Terminations and forfeitures from the Profit Sharing Plan are used to reduce the employer's contribution. Align-Rite made contributions to the Profit Sharing Plan of approximately $78, $68 and $48 in 1999, 1998, and 1997 respectively.

     The Company's foreign subsidiaries maintain benefit plans for their employees which vary by country. The obligations and cost of these plans are not significant to the Company.

NOTE 11 - LEASES

     The Company leases various real estate and equipment under non-cancelable operating leases. Rental expense under such leases amounted to $4.9 million in 1999, $5.2 million in 1998 and $5.0 million in 1997. Included in such amounts were $0.1 million in each year to affiliated entities, which are owned, in part, by a significant shareholder of the Company.

     Future minimum lease payments under non-cancelable operating leases with initial or remaining terms in excess of one year amounted to $12.8 million at October 31, 1999, as follows:

           2000........$ 3,311               2003...........$ 1,372
           2001..........2,032               2004.............1,351
           2002..........1,490               Thereafter.......3,253

NOTE 12 - COMMITMENTS AND CONTINGENCIES

     The Company and a significant shareholder have jointly guaranteed a loan totaling approximately $0.3 million as of October 31, 1999, on certain real estate which is being leased by the Company. The Company is subject to certain financial covenants in connection with the guarantee.

     As of October 31, 1999, the Company had capital expenditure purchase commitments outstanding of approximately $20 million.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions, including collectability of accounts receivable, depreciable lives and recoverability of property, plant, equipment, intangible assets and certain accrued liabilities. Actual results may differ from such estimates.

     Financial instruments that potentially subject the Company to credit risk consist principally of trade receivables and temporary cash investments. The Company sells its products primarily to manufacturers in the semiconductor and computer industries in North America, Europe and Asia. The Company believes that the concentration of credit risk in its trade receivables is substantially mitigated by the Company's ongoing credit evaluation process and relatively short collection terms. The Company does not generally require collateral from customers. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Historically, the Company has not incurred any significant credit-related losses.

NOTE 13 - SEGMENT INFORMATION

     The Company operates in a single industry segment as a manufacturer of photomasks, which are high precision quartz plates containing microscopic images of electronic circuits for use in the fabrication of semiconductors. In addition to its manufacturing facilities in the
United States, the Company has operations in the United Kingdom,
Switzerland, Germany and Singapore.   The Company's 1999, 1998 and 1997
net sales, operating profit  and identifiable assets by geographic area were as follows:
                             Net              Operating            Identifiable
                            Sales           Income (Loss)             Assets
                          --------          -------------          ------------
1999:
United States             $216,342             $ 25,237              $369,518
Europe                      48,403                3,746               107,522
Asia                        12,650               (1,785)               29,969
                           -------             --------              --------
                          $277,395             $ 27,198              $507,009
                          ========             ========              ========

1998:
United States             $213,239             $ 36,821              $312,837
Europe                      39,262                4,740                73,757
Asia                        16,792                3,431                35,108
                          --------             --------              --------
                          $269,293             $ 44,992              $421,702
                          ========             ========              ========

1997:
United States             $199,911             $ 42,919              $313,838
Europe                      25,071                3,316                60,499
Asia                        10,470                2,235                29,656
                          --------             --------              --------
                          $235,452             $ 48,470              $403,993
                          ========             ========              ========

     Approximately 5% of net domestic sales in 1999 were for delivery outside of the United States (8% in 1998 and 7% in 1997).

     The Company had two customers who each represented approximately 10% of total net sales in 1999, and one customer who represented 14% in 1998 and 20% in 1997.

NOTE 14 - COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued
Statement of Financial Accounting Standards (SFAS) No. 130 "Reporting Comprehensive Income." The Statement, which the Company adopted in the first quarter of 1999, establishes standards for reporting comprehensive income and its components in financial statements. Where applicable, earlier periods have been restated to conform to the standards set forth in SFAS No. 130. The Company's comprehensive income as reported in the Supplementary Consolidated Statement of Shareholders' Equity, consists of net earnings, and all changes in equity during a period except those resulting from investments by owners and distributions to owners, which are presented before tax. The Company does not provide for U.S. income taxes on foreign currency translation adjustments because it does not provide for such taxes on undistributed earnings of foreign subsidiaries. Accumulated other comprehensive income (loss) consists of unrealized gains and losses on certain investments in equity securities and foreign currency translation adjustments. The related tax effects allocated to each component of other comprehensive income (loss) were as follows for the three years ended October 31, 1999:

                           Before-Tax       Tax (Expense)       Net-of-Tax
                             Amount          or Benefit           Amount
                           ---------        ------------        ----------
1999:
Foreign currency translation
adjustment                 $ (2,125)           $    -          $ (2,125)
                           --------            ------          --------

Unrealized gains on investments:
 Unrealized holding gains arising
   during the period          4,574            (1,738)            2,836

 Less: reclassification adjustment
  for gains realized in
  net income                 (2,385)              906            (1,479)
                           --------            ------          --------
Net unrealized gains          2,189              (832)            1,357
                           --------            ------          --------
Other comprehensive loss   $     64            $ (832)         $   (768)
                           ========            ======          ========
1998:
Foreign currency translation
 adjustment                $ (1,310)           $    -          $ (1,310)
                           --------            ------          --------

Unrealized losses on investments:
 Unrealized holding losses arising
   during the period         (2,010)              764            (1,246)

 Less: reclassification adjustment
  for gains realized
   in net income             (1,351)              513              (838)
                           --------            ------          --------
Net unrealized losses        (3,361)            1,277            (2,084)
                           --------            ------          --------
Other comprehensive loss   $ (4,671)           $1,277          $ (3,394)
                           ========            ======          ========
1997:
Foreign currency translation
 adjustment                $ (1,761)           $    -          $ (1,761)
                           --------            ------          --------

Unrealized gains (losses) on investments:
 Unrealized holding gains arising
   during the period            218               (83)              135

 Less: reclassification adjustment
  for gains realized
   in net income             (2,519)              957            (1,562)
                           --------            ------          --------
Net unrealized losses        (2,301)              874            (1,427)
                           --------            ------          --------
Other comprehensive loss   $ (4,062)           $  874          $ (3,188)
                           ========            ======          ========

NOTE 15- RESTRUCTURING AND RELATED CHARGES

     In March, 1998, the Company initiated a plan to optimize its North American manufacturing network. It re-organized its two California operations, dedicating its Milpitas facility to the production of high-end technology photomasks and its Sunnyvale facility to the production of mature technology photomasks, and it consolidated its Colorado Springs, Colorado photomask manufacturing operations into its other North American manufacturing facilities. The Company determined that its Large Area Mask (LAM) Division, which was also located in Colorado Springs, did not represent a long-term strategic fit with its core photomask business, and accordingly, announced its intention to sell the LAM Division. The Company recorded a $3.8 million charge in the second quarter of 1998 for the restructuring, including $3.3 million of non-cash charges to reduce the carrying value of LAM Division property, plant and equipment to its net realizable value based upon the estimated proceeds from the sale of the LAM Division business taken as a whole. Such assets, consisting principally of specialized manufacturing tools and equipment, had a carrying value of $3.6 million (prior to the write-down), remained in use and continued to be depreciated pending the disposition of the LAM division. The LAM division was sold in January 1999 without any additional effect on results of operations.

NOTE 16 - RESTRUCTURING AND RELATED CHARGES (UNAUDITED)

     During March, 2000, the Company implemented a plan to consolidate its mature products group in order to increase capacity utilization , manufacturing efficiencies and customer service activities worldwide. Total restructuring and related charges associated with this consolidation plan of $17.5 million were recorded in the second quarter of 2000. Of the total charge, $9.1 million related to restructuring and $8.4 million related to the impairment of intangible assets.

     The significant components of the consolidation plan included the closing of the Company's Sunnyvale, California and Neuchatel, Switzerland manufacturing facilities and the consolidation and regionalization of sales and customer service functions. The Company anticipates that the closing of the Sunnyvale and Neuchatel facilities will maximize capacity utilization at its remaining mature products facilities. As part of the plan, the Company reduced its work force by approximately 125 employees. The restructuring charge of $9.1 million includes $1.5 million of cash charges for severance benefits paid to terminated employees which was disbursed over their entitlement period and $2.3 million for facilities closings and lease termination costs to be expended over the next twelve months. Additionally, non-cash charges of $5.3 million approximated the carrying value primarily of fixed assets associated with the manufacturing consolidation based upon their expected disposition. Such assets, consisting principally of specialized manufacturing tools and equipment, were subsequently taken out of service.

      The charge also included $8.4 million related to the impairment in value of associated intangible assets. It was determined during the period that such assets no longer had future economic benefit to the Company because the anticipated undiscounted cumulative cash flows from these assets were insufficient to support their carrying value.

NOTE 17 -  INVESTMENT IN UNCONSOLIDATED SUBSIDIARY (UNAUDITED)

    In March, 2000, the Company agreed to acquire an aggregate minimum 51% of the equity of Precision Semiconductor Mask Corporation (PSMC), an independent photomask manufacturer based in Taiwan, for approximately $60 million. The Company currently owns 33% of PSMC's outstanding common stock which it acquired during the second quarter of 2000 for approximately $31.5 million. The results of PSMC for the second quarter of 2000 are being accounted for under the equity method and were not material to the Company's operating results.

NOTE 18 - PRIVATE PLACEMENT (UNAUDITED)

     On June 1, 2000, the Company sold one million of its unregistered common shares in a private placement to accredited institutional investors. The proceeds of the sale, net of fees and expenses, amounted to $22 million.